                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                                XATA Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  983882 30 9
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                                 (CUSIP Number)


--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 983882 30 9                 13G                     PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        William P. Flies and Linda Berg Flies, husband and wife
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


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  4     Citizenship or Place of Organization

        U.S.A.
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    Number of
                           5       Sole Voting Power

     Shares                        658,185
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        658,185
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        658,185
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        N/A
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        9.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN - William and Linda Flies
--------------------------------------------------------------------------------


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                                                                     Page 3 of 5


                                  SCHEDULE 13G

ITEM 1.

         (a)      Name of Issuer

                           XATA Corporation

         (b)      Address of Issuer's Principal Executive Offices

                           151 East Cliff Road, Suite 10
                              Burnsville, MN 55337


ITEM 2.

         (a)      Name of Persons Filing*

         (b)      Address of Principal Business Office or, if none, Residence

                           28822 Lake Avenue Way
                           Frontenac MN 55026

         (c)      Citizenship

                           U.S.A.

         (d)      Title of Class of Securities

                          Common Stock, $.01 par value

         (e)      CUSIP Number*


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.


-----------------------------
* Incorporated by reference to cover page.




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                                                                     Page 4 of 5


ITEM 4.           OWNERSHIP

                  (a)      Amount Beneficially Owned*

                  (b) Percent of Class 9.0% Based upon 7,282,785 shares outstanding as of 12/31/04.

                  (c)      Number of shares as to which such person has:*

                           (i)      sole power to vote or direct the vote
                           (ii)     shared power to vote or to direct the vote
                           (iii) sole power to dispose or to direct the disposition of
                           (iv) shared power to dispose or to direct the disposition of

                           The shares are held of record as follows:

                           100,000 shares held by William P. Flies and Linda Berg Flies (husband and wife) as Joint Tenants

                           134,205 shares held by William P. Flies Revocable Trust U/A 11/14/96, for which William P. Flies and Linda Berg Flies are Co-Trustees

                           423,980 shares held by Linda Berg Flies Revocable Trust U/A 11/14/96, for which William P. Flies and Linda Berg Flies are Co-Trustees


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable


-----------------------------
* Incorporated by reference to cover page.


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                                                                     Page 5 of 5


ITEM 10.          CERTIFICATION

                  The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                  Not Applicable


                          SIGNATURE AND ACKNOWLEDGMENT
                                 OF JOINT FILING

         Each of the undersigned, after reasonable inquiry and to the best of knowledge and belief of such undersigned, hereby certifies that the information set forth in this statement is true, complete and correct. Further, each of the undersigned acknowledges and agrees that this Schedule 13G amendment is filed on behalf of each of them and on behalf of all of them, jointly, pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.


January 12, 2005                            /s/ William P. Flies
-----------------------                     -----------------------------------
Date                                        William P. Flies*


January 12, 2005                            /s/ Linda Berg Flies
-----------------------                     -----------------------------------
Date                                        Linda Berg Flies*

* Individually and as Co-Trustee of William P. Flies Revocable Trust U/A 11/14/96 and Linda Berg Flies Trust U/A 11/14/96.